Exhibit 10.6

GSC CAPITAL CORP 2005 STOCK INCENTIVE PLAN

AMENDED AND RESTATED RESTRICTED STOCK AWARD AGREEMENT

      WHEREAS, the parties hereto are parties to a restricted stock award agreement relating to the grant to the Participant (as defined below) of 68,000 shares of restricted stock on July 11, 2005 (the “Existing Restricted Stock Award Agreement”);

      WHEREAS, the parties hereto are entering into this Agreement to amend and restate the Existing Restricted Stock Award Agreement; and

      WHEREAS, the Existing Restricted Stock Award Agreement will be automatically amended and restated to read in its entirety as set forth herein;

      NOW, THEREFORE, the parties hereby agree as follows:

GSC Capital Corp, a Maryland corporation (the “Company”), hereby grants to the “Participant” this Award of Restricted Stock pursuant to the GSC Capital Corp. 2005 Stock Incentive Plan (the “Plan”) upon the following terms and conditions:

Name of Participant:	GSCP (NJ), L.P.

Grant Date:	July 11, 2005

Number of Shares:	68,000

1.	This Award is subject to all terms and conditions of this Agreement and the Plan. The terms of the Plan are hereby incorporated by reference. Capitalized terms not otherwise defined herein shall have the meaning assigned to such term in the Plan.

2.	To the extent dividends are paid on Shares covered by this Award, the Participant shall be entitled to receive such dividends at the time paid (subject to continuing in Service as of the relevant dividend payment date).

3.	Subject to your continuing in Service as of the relevant vesting date (unless otherwise provided under the terms and conditions of the Plan or this Agreement), the restrictions on the Shares shall lapse in accordance with the following schedule:

Vesting Dates =	22,666 shares after the first anniversary of the grant date
22,667 shares after the second anniversary of the grant date
22,667 shares after the third anniversary of the grant date

For purposes of the Agreement and the Plan, your Service shall be deemed to be terminated on the date you cease to be the Manager within the meaning of the Offering Memorandum and such termination shall be treated as being described in Section 10(b)(iii) of the Plan.

4.	In accordance with Section 14(a) of the Plan, the Committee may in its sole discretion withhold from the payment to the Participant hereunder a sufficient amount (in cash or Shares) to provide for the payment of any taxes required to be withheld by federal, state or local law with respect to income resulting from such payment.

5.	Notices hereunder and under the Plan, if to the Company, shall be delivered to the Plan Administrator (as so designated by the Company) or mailed to the Company’s principal office, GSC Capital Corp., 500 Campus Drive, Suite 220, Florham Park, NJ 07932, attention of the Plan Administrator, or, if to you, shall be delivered to you or mailed to your address as the same appears on the records of the Company.

6.	All decisions and interpretations made by the Board of Directors or the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on all persons. In the event of any inconsistency between the terms hereof and the provisions of this Agreement and the Plan, this Agreement shall govern.

7.	By accepting this Award, the Participant acknowledges receipt of a copy of the Plan, and agrees to be bound by the terms and conditions set forth in this Agreement and the Plan, as in effect from time to time.

8.	By accepting this Award, the Participant further acknowledges that the federal securities laws and/or the Company’s policies regarding trading in its securities may limit or restrict its right to buy or sell Shares, including, without limitation, sales of Shares acquired in connection with this Award. The Participant agrees to comply with such federal securities law requirements and Company policies, as such laws and policies are amended from time to time.

9.	This Agreement shall automatically amend and restate in its entirety the Existing Restricted Stock Award Agreement.

10.	This Agreement shall be governed by the laws of the state of Maryland without giving effect to its choice of law provisions.

GSC CAPITAL CORP.

By:	/s/ April M. Spencer

Name:	April M. Spencer

Title:	Chief Financial Officer,
Secretary and Treasurer

GSCP (NJ), L.P., Participant

By:	/s/ David. L. Goret

Name:	David L. Goret

Title:	Managing Director and Secretary

IRS Circular 230 disclosure: To ensure compliance with requirements imposed by the IRS, we inform you that any U.S. federal tax advice contained in this communication (including any attachments) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein.